Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

April 10, 2020

Performance Shipping Inc.
Pendelis 18
175 64 Palaio Faliro
Athens, Greece

Re:	Performance Shipping Inc.

Ladies and Gentlemen:

We have acted as United States and Marshall Islands counsel to Performance Shipping Inc. (the "Company"), a Marshall Islands corporation, in connection with the Company's registration statement on Form F-3 (File No. 333-          ) (the "Registration Statement"), as filed with the U.S. Securities and Exchange Commission (the "Commission") on April 10, 2020, as thereafter amended or supplemented, relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") and offering by the Company in one or more public offerings of an aggregate of $250,000,000 of securities, including shares of the Company's common stock, par value $0.01 per share (the "Common Shares"), including related preferred stock purchase rights (the "Preferred Stock Purchase Rights"), shares of the Company's preferred stock, par value $0.01 per share (the "Preferred Shares"), debt securities of the Company (the "Debt Securities"), warrants to purchase the Company's securities (the "Warrants"), purchase contracts to purchase the Company's securities (the "Purchase Contracts"), rights to purchase the Company's securities (the "Rights") and units comprised of any of the foregoing securities (the "Units" and, together with the Common Shares, the Preferred Stock Purchase Rights, the Preferred Shares, the Debt Securities, the Warrants, the Purchase Contracts and the Rights, the "Securities").

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the prospectus of the Company included in the Registration Statement (the "Prospectus"); (iii) the First Amended and Restated Stockholders Rights Agreement dated as of August 29, 2016 (as amended, the "Rights Agreement"); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1.  the Securities have been duly authorized, and when the Securities are issued, sold and paid for as contemplated in the Prospectus or any supplement thereto (and, with respect to the Preferred Stock Purchase Rights, in accordance with the terms of the Rights Agreement), will be validly issued; and

2.  the Securities consisting of Common Shares and Preferred Shares, including any Common Shares or Preferred Shares issuable under the terms of a Warrant, a Purchase Contract, an indenture substantially in the form examined by us, or as part of a Unit, when issued, sold and paid for as contemplated in the Prospectus or any supplement thereto, will be validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York: (i) the Preferred Stock Purchase Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement; and (ii) the Debt Securities issued pursuant to an indenture substantially in the form examined by us, the Warrants, the Purchase Contracts, the Rights and the Units, upon due execution and delivery as contemplated in the Prospectus or any supplement thereto, will constitute valid and legally binding obligations of the Company.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours, Seward & Kissel LLP